Exhibit 10.7

Amendment No. 6 to

Third Amended and Restated Loan and Security Agreement

This Amendment No. 6 to Third Amended and Restated Loan and Security Agreement (“Amendment”) is dated as of February 28, 2024, and is entered into by and among AMERICA’S CAR-MART, INC., a Texas corporation (“Parent”), COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Colonial”), AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), TEXAS CAR-MART, INC., a Texas corporation (“TCM”) (each of Colonial, ACM and TCM, a “Borrower”, and collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), BMO BANK N.A. (f/k/a BMO Harris Bank N.A.), as agent for the Lenders (in such capacity, “Agent”), lead arranger and book manager for the Lenders. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as hereinafter defined).

Witnesseth

WHEREAS, Parent, Borrowers, Lenders and Agent have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”; the Loan Agreement, as amended by this Amendment, the “Amended Loan Agreement”); and

WHEREAS, Parent, Borrowers, the Lenders and Agent have agreed to amend the Loan Agreement subject to the terms and conditions stated herein;

WHEREAS, Wells Fargo Bank, N.A. and CIBC Bank USA (each a “Departing Lender” and collectively, the “Departing Lenders”) request that they be removed as Lenders under the Loan Agreement, and the Parent, Borrowers, the Lenders and the Agent agree to remove the Departing Lenders as Lenders under the Loan Agreement; and

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree as follows:

Section 1. Amendments to the Loan Agreement.

1.1.         The following defined terms appearing in Section 1.1 of the Loan Agreement shall be amended and restated to read in their entirety as follows:

“Applicable Margin” means, with respect to any Type of Revolver Loan, a per annum rate equal to (a) 1.00% for Base Rate Revolver Loans and (b) 3.50% for SOFR Loans.

“EBITDA” means, for any measurement period and determined on a consolidated basis for Parent and its Subsidiaries (including the Special Purpose Subsidiaries), the net income during such measurement period determined in accordance with GAAP, plus (i) the sum of interest expense, depreciation, amortization, income taxes, and other non-cash expenses reasonably acceptable to Agent during such period, plus (ii) an amount equal to the difference between expenses during such measurement period related to provisions or other reserves taken by Colonial for Vehicle Contracts that are or should be Colonial Net Charge- Offs minus the actual amount of Colonial Net-Charge Offs during such measurement period. For purposes hereof, EBITDA shall be reduced by (a) an amount by which the loss reserve maintained by Borrower during the applicable measurement period is less than the amount required under Section 10.4, and (b) the aggregate Gross Contract Payments owed with respect to Contracts which are more than 180 days contractually past due as of the last day of such measurement period and the applicable Contract has not been charged-off by Borrower.

“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for Parent and its Subsidiaries (including the Special Purpose Subsidiaries), determined on a trailing twelve (12) month basis, of (a) EBITDA to

(b) Fixed Charges.

“Revolver Commitment Termination Date” means the earliest to occur of

(a) September 30, 2025; (b) the date on which any Borrower terminates its applicable Revolver Commitments pursuant to Section 2.1.4 or Section 2.2.4; or (c) the date on which any Revolver Commitment is terminated pursuant to Section 11.2.

“Unused Line Fee Rate” means, for any month, a rate per annum equal to

(i) 0.25% if the average daily amount of the Revolver Loans outstanding during the immediately preceding month equals or exceeds 50% of all Revolver Commitments; and (ii) 0.50% if the average daily amount of the Revolver Loans outstanding during the immediately preceding month is less than 50% of all Revolver Commitments.

1.2.	Clause (f) of the defined term “Eligible Vehicle Inventory” appearing in Section 1.1 of the Loan Agreement shall be amended and restated to read in its entirety as follows:

(f)       such Vehicles were purchased for less than (i) $20,000 with respect to cars and (ii) $30,000 with respect to trucks and sports utility vehicles;

1.3.	Clauses (c) and (d) of the defined term “Permitted Acquisitions” appearing in Section 1.1 of the Loan Agreement shall be amended and restated to read in their entirety as follows:

(c)      with respect to any Acquisition of all or substantially of the assets of an Acquired Business where Total Consideration for such acquisition exceeds $10,000,000, the financial statements of such Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review of a scope satisfactory to the Agent;

(d)      the Total Consideration paid in cash for an Acquired Business, when taken together with the Total Consideration paid in cash during the Fiscal Year in connection with all Acquisitions (including “earn-out” and other payment obligations in connection with an Acquisition that is paid in cash during such Fiscal Year), shall not exceed $20,000,000 in the aggregate;

1.4.         Section 1.1 of the Loan Agreement is further amended by deleting the term “Covenant Trigger Event” appearing therein and any reference to such defined term in the Loan Agreement shall have no force or effect.

1.5.         Section 2.1.7(b) of the Loan Agreement shall be amended and restated to read in its entirety as follows:

(b) the aggregate amount of all such Revolver Increases after February 28, 2024 shall not exceed $100,000,000 and any such Revolver Increase shall be in an amount not less than $5,000,000 (or such lesser amount then agreed to by the Agent);

1.6.         Section 10.3.2. of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 10.3.2.Fixed Charge Coverage Ratio. As of the last day of each month ending below, maintain a Fixed Charge Coverage Ratio, measured on a trailing twelve-month basis, of not less than the ratio set forth opposite such month:

Twelve month period ending:	Fixed Charge Coverage Ratio must not be less than:
February 29, 2024, March 31, 2024 April 30, 2024 May 31, 2024 June 30, 2024 July 31, 2024 August 31, 2024	1.00 to 1.0
September 30, 2024 October 31, 2024 November 30, 2024 December 31, 2024	1.15 to 1.0
January 31, 2025 and each month ending thereafter	1.25 to 1.0

1.7.         Section 10.3.3. of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 10.3.3.Colonial Contracts Advance Rate Adjustment Percentage. Not permit the Colonial Contracts Advance Rate Adjustment Percentage to be greater than 42.0% for any three (3) consecutive months.

1.8.         Schedule 1.1 of the Loan Agreement shall be amended and restated in the form of Schedule 1.1 attached hereto.

Section 2. Conditions.

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date upon which such conditions are satisfied being referred to herein as the “Effective Date”):

2.1.         Parent, Borrowers, the Agent and the Lenders shall have executed and delivered this Amendment.

2.2.         Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

2.3.         The Agent shall have received financing statement, tax, and judgment lien search results against the Parent, Borrowers, and their Property evidencing the absence of Liens thereon except Permitted Liens.

2.4.         The Agent shall have received, for the ratable account of the Lenders in accordance with their Pro Rata share, an amendment fee in an aggregate amount equal to 0.15% of each Lender’s Total Revolver Commitment after giving effect to this Amendment. Such amendment fee shall be non-refundable and fully earned when paid.

2.5.         The Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Agent or its counsel may reasonably request.

2.6.         Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

Section 3. Representations.

In order to induce the Agent and the Lenders to enter into this Amendment, each Obligor hereby represent and warrant to the Bank that as of the date hereof:

3.1.         Authorization, Etc. The Obligors have the power and authority to execute, deliver and perform this Amendment and the other Loan Documents (if any) called for hereby. The Obligors have taken all necessary action (including, without limitation, obtaining approval of its equity holders, if necessary) to authorize its execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with such Obligor’s execution, delivery and performance of this Amendment or such other Loan Documents, except for those already duly obtained. This Amendment and the other Loan Documents (if any) called for hereby have been duly executed and delivered by the Obligors and constitute the legal, valid and binding obligation of the Obligors, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability. The execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby by the relevant Obligors does not (i) contravene with the terms of any Obligor’s Organic Documents;

(ii) conflict with or constitute a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien (other than pursuant to the Security Documents) upon the Property of any Obligor by reason of the terms of any material contractual obligation (including without limitation contractual obligations arising from any material agreements to which any Obligor is a party or which is binding upon it); or (iii) violate any requirement of law in any material respect.

3.2.         Representations and Warranties. After giving effect to this Amendment, the representations and warranties set forth in Section 9 of the Loan Agreement and in the other Loan Documents are and shall be and remain true and correct.

3.3.         No Default. No Default or Event of Default exists under the Loan Agreement or shall result after giving effect to this Amendment. No Regulatory Event shall have occurred and be continuing.

3.4.         No Material Adverse Effect. Since December 31, 2022, no Material Adverse Effect has occurred.

Section 4. Reaffirmations.

4.1.         Collateral. The Obligors heretofore executed and delivered to the Agent the Security Documents. The Obligors hereby acknowledge and agree that the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations arising under the Amended Loan Agreement; and the Security Documents and the rights and remedies of the Agent thereunder, the obligations of the Obligors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Security Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.         Guaranties. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to any modification of the Loan Agreement and the other Loan Documents effected pursuant to this Amendment. Each Guarantor hereby confirms to the Agent and the Lenders that, after giving effect to this Amendment, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor acknowledges and agrees that (a) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the waivers or modifications to the Loan Agreement effected pursuant to this Amendment and (b) nothing in the Amended Loan Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Amended Loan Agreement.

Section 5. Departing Lenders.

5.1.         Departing Lenders. Each Departing Lender hereby agrees to sell and assign without representation, recourse, or warranty (except that such Departing Lender represents it has authority to execute and deliver this Amendment and sell its Obligations contemplated hereby, which Obligations are owned by such Departing Lender free and clear of all Liens), and upon the Effective Date, (A) the Lenders (other than the Departing Lenders) hereby agree to purchase, 100% of such Departing Lender’s outstanding Obligations under the Loan Agreement and the other Loan Documents for a purchase price equal to the outstanding principal balance of Loans and accrued but unpaid interest and fees owed to such Departing Lender under the Loan Agreement as of the Effective Date, which purchase price shall be paid in immediately available funds on the Effective Date, and (B) the Borrowers shall pay to such Departing Lender any amounts otherwise owing to such Departing Lender not payable by the Lenders pursuant to subclause (A) hereof. Such purchases and sales shall be arranged through the Agent and each Departing Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith. Upon the Effective Date and the payment of the Obligations owing to the Departing Lenders, the Departing Lenders shall cease to be a Lender under the Loan Agreement and the other Loan Documents and the Departing Lenders shall have relinquished their rights (other than rights to indemnification and reimbursements referred to in the Loan Agreement which survive the repayment of the Obligations owed to the Departing Lenders in accordance with its terms) and be released from its obligations under the Loan Agreement. The parties hereto agree that, except as provided for in the preceding sentence, all references in the Loan Documents to the Lenders or any Lender shall from and after the date hereof no longer include the Departing Lenders and the Departing Lenders shall have no obligations under the Credit Agreement and this Amendment other than those set out in this Section 3.1.

5.2.         Equalization of Loans. Upon the Effective Date, the Lenders (other than the Departing Lenders) each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit among themselves so that each Lender is then holding its relevant Pro Rata share of outstanding Loans and LC Obligations. Such purchases and sales shall be arranged through the Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith.

Section 6. Miscellaneous.

6.1.          Except as specifically amended herein, the Loan Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Loan Agreement, any reference in any of such items to the Loan Agreement being sufficient to refer to the Amended Loan Agreement. This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Agreement or the other Loan Documents, except as specifically set forth herein. Without limiting the foregoing, the Obligors agree to comply with all of the terms, conditions, and provisions of the Amended Loan Agreement and the other Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.

6.2.          The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of counsel for the Agent.

6.3.         This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of Amendment. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

[Remainder Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment under seal on the date first written above.

Borrowers:

COLONIAL AUTO FINANCE, INC., an Arkansas

corporation

By:

Name: Vickie D. Judy

Title: Secretary & Treasurer

AMERICA’S CAR MART, INC., an Arkansas

corporation

By:

Name: Vickie D. Judy

Title: VP, Secretary & Treasurer

TEXAS CAR-MART, INC., a Texas corporation

By:

Name: Vickie D. Judy

Title: VP, Secretary & Treasurer

PARENT:

AMERICA’S CAR-MART, INC., a Texas

corporation

By:

Name: Vickie D. Judy

Title: CFO

[Signature Page to Amendment No. 6]

AGENT AND LENDERS:

BMO BANK N.A., as Agent and a Lender

[Signature Page to Amendment No. 6]

AXOS BANK, as a Lender

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

[Signature Page to Amendment No. 6]

Schedule 1.1

Revolver Commitments of Lenders

Lender	Colonial Revolver Commitment	ACM-TCM Revolver Commitment	Total Revolver Commitment

BMO Bank N.A.	$80,235,294.12	$7,764,705.88	$88,000,000.00
Axos Bank	$76,588,235.29	$7,411,764.71	$84,000,000.00
BOKF, NA d/b/a BOK Financial	$50,147,058.82	$4,852,941.18	$55,000,000.00
MUFG Bank, Ltd.	$43,764,705.88	$4,235,294.12	$48,000,000.00
First Horizon Bank	$22,794,117.65	$2,205,882.35	$25,000,000.00
Commerce Bank	$22,794,117.65	$2,205,882.35	$25,000,000.00
Arvest Bank	$13,676,470.59	$1,323,529.41	$15,000,000.00
Total	$310,000,000.00	$30,000,000.00	$340,000,000.00